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                                                                     EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 33-86314 pertaining to the CompSavings Plan for Employees of CompUSA Inc., Form S-8 No. 33-99280 pertaining to the CompUSA Inc. Deferred Compensation Plan, Forms S-8 No. 33-45339, No. 33-72718, No. 33-99282, and
No. 333-18033 pertaining to the Long-Term Incentive Plan, and Form S-8 No. 333-06235 pertaining to the PCs Compleat, Inc. 1991 Stock Option Plan, of our report dated August 12, 1998, except for Note 14, as to which the date is August 31, 1998, with respect to the consolidated financial statements of CompUSA Inc. included in this Form 10-K for the fiscal year ended June 27, 1998.



                                               ERNST & YOUNG LLP



Dallas, Texas
September 21, 1998